Exhibit 10.1

Date:	February 5, 2024

To:	Chenghe Acquisition Co., a Cayman Islands exempted company (the “CHEA”), SEMILUX INTERNATIONAL LTD., a Cayman Islands exempted company limited by shares (“CayCo”), SEMILUX LTD., a Cayman Islands exempted company limited by shares and a direct wholly owned subsidiary of CayCo (“Merger Sub”), and Taiwan Color Optics, Inc., a company incorporated and in existence under the laws of Taiwan with uniform commercial number of 25052644 (“Target” and together with CayCo and Merger Sub, the “Company Parties”).

Address:	38 Beach Road #29-11, South Beach Tower, Singapore 189767

From:	(i) Meteora Strategic Capital (“MSC”), (ii) Meteora Capital Partners, LP (“MCP”) and (iii) Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MCP, MSC, and MSTO collectively as “Seller”)

Re:	OTC Equity Prepaid Revolver Forward Transaction

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Seller, CHEA and CayCo on the Trade Date specified below. The term “Counterparty” refers to CHEA until the Business Combination (as defined below), then to CayCo, following the Business Combination. In connection with the transactions contemplated by the BCA (as defined below), Merger Sub shall be merged with and into Chenghe with Chenghe being the surviving company and as a direct, wholly owned subsidiary of CayCo (the “Merger”), and Chenghe will change its name to “SEMILUX LTD.” (the “Business Combination”). Certain terms of the Transaction shall be as set forth in this Confirmation, with additional terms as set forth in a pricing date notice (the “Pricing Date Notice”) in the form of Schedule A hereto. This Confirmation, together with the Pricing Date Notice(s), constitutes a “Confirmation” and the Transaction constitutes a separate “Transaction” as referred to in the ISDA Form (as defined below).

This Confirmation, together with the Pricing Date Notices, evidences a complete binding agreement between Seller, CHEA and Target as to the subject matter and terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and with the Swap Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. If there is any inconsistency between the Definitions and this Confirmation, this Confirmation governs. If, in relation to the Transaction to which this Confirmation relates, there is any inconsistency between the ISDA Form, this Confirmation (including the Pricing Date Notice), the Swap Definitions and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) this Confirmation (including the Pricing Date Notice(s)); (ii) the Equity Definitions; (iii) the Swap Definitions, and (iv) the ISDA Form.

This Confirmation, together with the Pricing Date Notice, shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if Seller, Target and Counterparty had executed an agreement in such form (but without any Schedule except as set forth herein under “Schedule Provisions”) on the Trade Date of the Transaction.

The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms

Type of Transaction:	Share Forward Transaction

Trade Date:	February 5, 2024

Pricing Date:	As specified in the Pricing Date Notice.

Effective Date:	One Settlement Cycle following the Pricing Date.

Valuation Date:	The earliest to occur of (a) the nine (9) month anniversary of the closing of the transactions between Counterparty and Target pursuant to a Business Combination Agreement, dated as of July 21, 2023 (as the same may be amended, modified, supplemented or waived from time to time, the “BCA”), by and among Counterparty, the Target and certain other parties thereto (the “Business Combination”) and (b) the date specified by Seller in a written notice to be delivered to Counterparty at Seller’s discretion (which Valuation Date shall not be earlier than the day such notice is effective) after the occurrence of any of (v) a Seller VWAP Trigger Event, (w) a Delisting Event, or (x) unless otherwise specified therein, upon any Additional Termination Event.

Seller VWAP Trigger Event	An event that occurs if the average daily VWAP Price is at or below $1.00 per Share for any 10 trading days during a 30 consecutive trading day-period.

VWAP Price:	For any scheduled trading day, the volume weighted average price per Share for such day as reported on the relevant Bloomberg Screen (a) “CHEA <Equity> AQR SEC” before the consummation of the Business Combination, or (b) “SELX <Equity> AQR SEC” after the consummation of the Business Combination, and in each case, any successor thereto, or if such price is not so reported on such trading day for any reason or is erroneous, the VWAP Price shall be as reasonably determined by the Calculation Agent.

Dilutive Offering Reset	No adjustment to the Reset Price shall apply to the extent the Counterparty, after the Business Combination, sells, enters any agreement to sell or grants any right to reprice, or otherwise disposes of or issues (or announce any offer, sale, grant or any option to purchase or other disposition) any Shares or any securities of the Counterparty or any of its subsidiaries which would entitle the holder thereof to acquire (or sell on behalf of the Counterparty) at any time Shares or other securities, including, without limitation, any debt, preferred stock, preference shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Shares or other securities, at an effective price per share less than the then existing Reset Price.

Reset Price	The Reset Price shall not apply unless Counterparty and Seller mutually agree to a price at a later date and time;

Seller:	Seller.

Buyer:	Counterparty.

Shares:	Prior to the closing of the Business Combination, Class A ordinary shares, par value $0.0001 per share, of Chenghe Acquisition Co. (Ticker: “CHEA”) and, after the closing of the Business Combination, the ordinary shares, par value $0.0001 per share, of Semilux International Ltd. (Ticker: “SELX”).

Number of Shares:	The number of Recycled Shares, but in no event more than the Maximum Number of Shares.

Maximum Number of Shares:	6,000,000 Shares

Initial Price:

Equals the per-Share redemption price (the “Redemption Price”) as calculated in Section 51.5 of the Amended and Restated Memorandum and Articles of Association of CHEA, effective as of April 27, 2022, as amended from time to time (the “Articles of Association”).

Recycled Shares:	The number of Shares purchased by Seller from third parties (other than Counterparty) through a broker in the open market (other than through Counterparty) or Shares previously redeemed by Seller that Seller reverses a previously submitted redemption request for; provided that if such Shares have been purchased by Seller after the Redemption Deadline, then the third party from whom Seller purchased such Shares shall have submitted a written reversal of the redemption request such third party previously submitted to Continental Stock Transfer and Trust Company prior to the Redemption Deadline, which has been confirmed by Counterparty. Seller shall specify the number of Recycled Shares (the “Number of Recycled Shares”) in the initial Pricing Date Notice.

Prepayment Amount:	A cash amount equal to (x) the product of (i) the Number of Shares multiplied by (ii) the Initial Price less (y) the Prepayment Shortfall.

Prepayment:

Subject to Counterparty receiving a Pricing Date Notice, Counterparty will pay the Prepayment Amount by bank wire in immediately available funds to an account designated by Seller from (subject to the below exception) the Counterparty’s Trust Account maintained by Continental Stock Transfer and Trust Company holding the net proceeds of the sale of the units in Counterparty’s initial public offering and the sale of private placement warrants (the “Trust Account”), no later than the earlier of (a) one Local Business Day after the Closing Date and (b) the date any assets from the Trust Account are disbursed in connection with the shareholder vote to approve the Business Combination.

Counterparty shall provide notice to (i) Counterparty’s trustee of the entrance into this Confirmation no later than one Local Business Day following the date hereof, with copy to Seller and Seller’s outside legal counsel, and (ii) Seller and Seller’s outside legal counsel a final draft of the flow of funds from the Trust Account one Local Business Day prior to the closing of the Business Combination itemizing the Prepayment Amount due to Seller; provided that Seller shall be invited and permitted to attend any closing call in connection with the Business Combination.

Prepayment Date:	Subject to Counterparty receiving the initial Pricing Date Notice, the earlier of (a) one Local Business Day after the closing of the Business Combination and (b) the date any assets from the Trust Account are disbursed in connection with the Business Combination.

Variable Obligation:	Not applicable.

Prepayment Shortfall	An amount in USD equal to $750,000 (“Initial Prepayment Shortfall Request”) paid by Seller to Counterparty on the Prepayment Date (which amount shall be netted from the Prepayment Amount). Additionally, Counterparty shall have the option, at its sole discretion, at any time up to forty-five (45) calendar days prior to the Valuation Date, to request up to an aggregate of $60,000,000 of Prepayment Shortfall via up to one hundred and twenty (120) separate written requests to Seller, each in the amount of $500,000 (each an “Additional Prepayment Shortfall Request”); provided that, Counterparty shall only be permitted to make an Additional Shortfall Request if the (i) Seller has recovered an aggregate amount of 130% of the Initial Prepayment Shortfall Request[ and 110% of any Additional Prepayment Shortfall Request], if any, via Shortfall Sales as further described in the Section titled “Prepayment Shortfall Consideration” and (ii) the VWAP Price over the ten (10) trading days prior to an Additional Prepayment Shortfall Request multiplied by the then-current Number of Shares (excluding Shares that have not been registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”)) held by Seller less the aggregate number of Shortfall Sale Shares is at least five (5) times greater than the Additional Shortfall Request ((i) and (ii) collectively as the “Equity Conditions”). Notwithstanding the foregoing, Seller, in its sole discretion, may waive the Equity Conditions for each Additional Prepayment Shortfall Request, if applicable, in writing to Counterparty.
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Prepayment Shortfall Consideration	Seller in its sole discretion may sell Shares at any time and at any sales price, without payment by Seller of any kind to Counterparty until such time as the proceeds from the such sales equal 130% of the Initial Prepayment Shortfall Request and 110% of any Additional Prepayment Shortfall Request (as set forth under Shortfall Sales below) (such sales, “Shortfall Sales,” such Shares, “Shortfall Sale Shares” and such proceeds at their maximum amount, the “Shortfall Sale Proceeds”). A sale of Shares is only a “Shortfall Sale,” subject to the terms and conditions herein applicable to Shortfall Sale Shares, when a Shortfall Sale Notice is delivered hereunder.

Non-Redemption Agreement	Seller shall irrevocably and unconditionally rescind or reverse any previously submitted redemption demand of 125,000 CHEA Shares (the “Non-Redemption Shares”) as soon as practical following the Trade Date with respect to the Shares previously redeemed by Seller in connection with Counterparty’s Business Combination. The Counterparty irrevocably and unconditionally hereby agrees to permit and cause Continental Stock Transfer and Trust Company to immediately process recissions or reversals of Non-Redemption Shares or any other Shares as may be requested by Seller. For the avoidance of doubt, the Non-Redemption Shares shall not be considered Recycled Shares, Share Consideration or included in the Number of Shares as described herein.

Exchanges	Before the consummation of the Business Combination: The Nasdaq Global Market (Nasdaq); and after the consummation of the Business Combination: The Nasdaq Capital Market

Related Exchange(s)	All Exchanges

Payment Dates:	Following the Business Combination the last day of each week or, if such date is not a Local Business Day, the next following Local Business Day, until the Valuation Date.

Reimbursement of Legal Fees and Other Expenses:	Together with the Prepayment Amount, Counterparty shall pay to Seller an amount equal to the reasonable and documented attorney fees and other reasonable out-of-pocket expenses related thereto actually incurred by Seller or its affiliates in connection with this Transaction not to exceed $5,000, and (b) expenses actually incurred in connection with the acquisition of the Recycled Shares in an amount not to exceed $0.03 per Share. Seller shall not receive expense reimbursement with respect to shares previously redeemed by Seller.

Settlement Terms

Settlement Method Election:	Not Applicable.

Settlement Method:	Physical Settlement.

Settlement Currency:	USD.

Settlement Share Adjustment	On the Settlement Date, Seller shall return the Number of Recycled Shares less the aggregate number of Shortfall Sale Shares to the Company, and Seller shall retain the Prepayment Amount, and no additional amounts shall be due to either party on the Settlement Date other than any outstanding amounts due under “Reimbursement of Legal Fees.”
Settlement Date:	Two Local Business Days following the Valuation Date.

Excess Dividend Amount	Ex Amount.

Shortfall Sales	From time to time and on any date following the Business Combination (any such date, a “Shortfall Sale Date”) and subject to the terms and conditions below, Seller may, in its absolute discretion, at any sales price, sell Shortfall Sale Shares, and in connection with such sales, Seller shall provide written notice to Counterparty (the “Shortfall Sale Notice”) no later than the later of (a) the fifth Local Business Day following the Shortfall Sales Date and (b) the first Payment Date after the Shortfall Sales Date, specifying the quantity of the Shortfall Sale Shares and the allocation of the Shortfall Sale Proceeds; provided that, for any scheduled trading day, Seller in its absolute discretion shall only sell up to a maximum of 25.0% of the daily traded volume for such day (“Volume Restriction”) as reported on the relevant Bloomberg Screen (a) “CHEA <Equity> AQR SEC” before the consummation of the Business Combination, or (b) “SELX <Equity> AQR SEC” after the consummation of the Business Combination, and in each case, any successor thereto. If for any scheduled trading day, the daily traded volume for such day is greater than 1,000,000 traded volume for Counterparty, the Volume Restriction shall not apply to Seller. Seller shall not have any obligation to make any payment whatsoever to Counterparty in connection with any Shortfall Sales.

Share Consideration:

In addition to the Prepayment Amount, Counterparty shall pay directly from the Trust Account, on the Prepayment Date, an amount equal to the product of (x) maximum of 300,000 Shares purchased by Seller from third parties (other than Counterparty) through a broker in the open market (other than through Counterparty) or Shares previously redeemed by Seller that seller reverses in connection with this Confirmation; provided that, if such Shares have been purchased by Seller after the Redemption Deadline, then the third party from whom Seller purchased such Shares shall have submitted a written reversal of the redemption request such third party previously submitted to Continental Stock Transfer and Trust Company prior to the Redemption Deadline, which has been confirmed by Counterparty and (y) the Initial Price. The Shares purchased with the Share Consideration (the “Share Consideration Shares”) shall not be included in the Number of Shares in this Transaction, and the Seller and the Share Consideration Shares shall be free and clear of all obligations with respect to the Seller and such Share Consideration Shares in connection with this Confirmation.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment.

Extraordinary Events:

Consequences of Merger Events involving Counterparty:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment.

Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided, however, that Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof. Sections 12.1(e) and 12.1(l)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting Shares”.

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment.

Share-for-Other:	Calculation Agent Adjustment.

Share-for-Combined:	Calculation Agent Adjustment.

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, New York Stock Exchange American, the Nasdaq Global Select Market, Nasdaq Capital Market or the Nasdaq Global Market (or their respective successors) or such other exchange or quotation system which, in the determination of the Calculation Agent, has liquidity comparable to the aforementioned exchanges; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Business Combination Exclusion:	Notwithstanding the foregoing or any other provision herein, the parties agree that the Business Combination shall not constitute a Merger Event, Tender Offer, Delisting or any other Extraordinary Event hereunder.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof.

(b) Failure to Deliver:	Not Applicable.

(c) Insolvency Filing:	Applicable.

(d) Hedging Disruption:	Not Applicable.

(e) Increased Cost of Hedging:	Not Applicable.

(f) Loss of Stock Borrow:	Not Applicable.

(g) Increased Cost of Stock Borrow:	Not Applicable.

Determining Party:	For all applicable events, Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Determining Party, in which case a Third Party Dealer (as defined below) in the relevant market selected by Counterparty will be the Determining Party.

Additional Provisions:

Calculation Agent:	Seller, unless (i) an Event of Default, Potential Event of Default or Termination Event has occurred and is continuing with respect to Seller, or (ii) if Seller fails to perform its obligations as Calculation Agent, in which case an unaffiliated leading dealer in the relevant market selected by Counterparty in its sole discretion will be the Calculation Agent.

In the event that a party (the “Disputing Party”) does not agree with any determination made (or the failure to make any determination) by the Calculation Agent, the Disputing Party shall have the right to require that the Calculation Agent have such determination reviewed by a disinterested third party that is a dealer in derivatives of the type that is the subject of the dispute and that is not an Affiliate of either party (a “Third Party Dealer”). Such Third Party Dealer shall be jointly selected by the parties within one Local Business Day after the Disputing Party’s exercise of its rights hereunder (once selected, such Third Party Dealer shall be the “Substitute Calculation Agent”). If the parties are unable to agree on a Substitute Calculation Agent within the prescribed time, each of the parties shall elect a Third Party Dealer and such two dealers shall agree on a Third Party Dealer by the end of the subsequent Local Business Day. Such Third Party Dealer shall be deemed to be the Substitute Calculation Agent. Any exercise by the Disputing Party of its rights hereunder must be in writing and shall be delivered to the Calculation Agent not later than the third Local Business Day following the Local Business Day on which the Calculation Agent notifies the Disputing Party of any determination made (or of the failure to make any determination). Any determination by the Substitute Calculation Agent shall be binding in the absence of manifest error and shall be made as soon as possible but no later than the second Local Business Day following the Substitute Calculation Agent’s appointment. The costs of such Substitute Calculation Agent shall be borne by (a) the Disputing Party if the Substitute Calculation Agent substantially agrees with the Calculation Agent or (b) the non-Disputing Party if the Substitute Calculation Agent does not substantially agree with the Calculation Agent. If, after following the procedures and within the specified time frames set forth above, a binding determination is not achieved, the original determination of the Calculation Agent shall apply.

Non-Reliance:	Applicable.

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable.

Additional Acknowledgements:	Applicable.

Schedule Provisions:

Specified Entity:	In relation to both Seller and Counterparty for the purpose of:
Section 5(a)(v), Not Applicable
Section 5(a)(vi), Not Applicable
Section 5(a)(vii), Not Applicable

Cross-Default	The “Cross-Default” provisions of Section 5(a)(vi) of the ISDA Form will not apply to either party.

Credit Event Upon Merger	The “Credit Event Upon Merger” provisions of Section 5(b)(v) of the ISDA Form will not apply to either party.

Automatic Early Termination:	The “Automatic Early Termination” of Section 6(a) of the ISDA Form will not apply to either party.

Other Events of Early Termination

Notwithstanding anything to the contrary herein, in the Definitions or in the ISDA Form, if the Business Combination does not close and the Shares are redeemed pursuant to a SPAC liquidation and Reimbursement, this Transaction shall automatically terminate as of the time when redemptions are first effected without any amounts or other obligations being owed by either party to the other hereunder except for the payment by Counterparty to Seller of any amounts owing pursuant to “Reimbursement of Legal Fees and Other Expenses” herein.

Termination Currency:	United States Dollars.

Additional Termination Events:

Will apply to Seller. The occurrence of any of the following events, and only these events. shall constitute an Additional Termination Event in respect of which Seller shall be the Affected Party:

(a) The BCA is terminated pursuant to its terms prior to the closing of the Business Combination; or

(b) If it is, or, as a consequence of a change in law, regulation or interpretation, it becomes or will become, unlawful for the Seller to perform any of its obligations contemplated by the Transaction.

Notwithstanding the foregoing, Counterparty’s obligations set forth under the captions, “Reimbursement of Legal Fees and Other Expenses,” and “Other Provisions — (d) Indemnification” shall survive any termination due to the occurrence of either of the foregoing Additional Termination Events; and upon any termination above, Counterparty shall be obligated to promptly accept for redemption all of Seller’s Shares in exchange for the Redemption Price.

Governing Law:	New York law (without reference to choice of law doctrine).

Credit Support Provider:	With respect to Seller and Counterparty, None.

Local Business Days:	Seller specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York. Counterparty specifies the following places for the purposes of the definition of Local Business Day as it applies to it: New York.

Representations, Warranties and Covenants

1.	Each of Counterparty, Target and Seller represents and warrants to, and covenants and agrees with, the other as of the date on which it enters into the Transaction that (in the absence of any written agreement between the parties that expressly imposes affirmative obligations to the contrary for the Transaction) as follows:

(a)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction will not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(b)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction.

(c)	Non-Public Information. It is in compliance with Section 10(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)	Tender Offer Rules. Counterparty, Target and Seller each acknowledge that the Transaction has been structured, and all activity in connection with the Transaction has been undertaken to comply with the requirements of all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Exchange Act.

(e)	Authorization. The Transaction, including this Confirmation, has been entered into pursuant to authority granted by its board of directors or other governing authority. It has no internal policy, whether written or oral, that would prohibit it from entering into any aspect of the Transaction, including, but not limited to, the purchase of Shares to be made in connection therewith.

(f)	Enforceability. The Transaction, including the Confirmation, when executed and delivered by each of the parties, will constitute the valid and legally binding obligation of each such party, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(g)	Compliance with Other Instruments and Law. The execution, delivery and performance of this Transaction, including the Confirmation, and the consummation of the Transaction, will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of any applicable federal or state statute, rule or regulation, in each case (other than clause (i)), which would have a material adverse effect on it or its ability to consummate the Transaction.

(h)	Affiliate Status. It is the intention of the parties hereto that Seller shall not be an “affiliate” (as such term is defined in Rule 405 under the Securities Act) of Target or the Counterparty, including CHEA or the Combined Company following the closing of the Business Combination, as a result of the transactions contemplated hereunder.

2.	Counterparty represents and warrants to, and covenants and agrees with Seller as of the date on which it enters into the Transaction that:

(a)	Total Assets. Additionally, Counterparty shall publicly disclose on a Form 8-K prior to the closing of the Business Combination the cash balance of the Trust Account available to pay redemptions, as of the business day immediately prior to the date of filing of such Form 8-K.

(b)	Non-Reliance. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Seller is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards.

(c)	Solvency. Counterparty is, and shall be as of the date of any payment or delivery by Counterparty under the Transaction, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages. Prior debts (exclusive of any expenses, payables or liabilities incurred in the ordinary course of business) of Target and Counterparty have either been or will be satisfied or will be converted to shares of Counterparty as of the Closing Date. Counterparty: (i) has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business, (ii) has not incurred and will not incur debts (exclusive of any expenses, payables or liabilities incurred in the ordinary course of business), and (iii) as a result of entering into and performing its obligations under the Transaction, (a) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (b) Counterparty would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code or under any other applicable local insolvency regime). In addition, the outstanding amounts owed to service providers in connection with the Business Combination due in the 364 calendar days following closing of the Business Combination shall not exceed cash on balance of the Combined Company as of the Closing Date.

(d)	Public Reports. As of the Trade Date, Counterparty is in material compliance with its reporting obligations under the Exchange Act, and all reports and other documents filed by Counterparty with the Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)	No Distribution. Except with respect to any Shares that may be offered and sold pursuant to the Registration Statement, Counterparty is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities.

(f)	SEC Documents. The Counterparty shall comply with the Commission’s guidance, including Compliance and Disclosure Interpretation No. 166.01, for all relevant disclosure in connection with this Confirmation and the Transaction, and will not file with the Commission any Form 8-K, Registration Statement on Form S-4 (or Form F-4 (if applicable)) (including any post-effective amendment thereof), proxy statement, or other document that includes any disclosure regarding this Confirmation or the Transaction without consulting with and reasonably considering any comments received from Seller, provided that, no consultation shall be required with respect to any subsequent disclosures that are substantially similar to prior disclosures by Counterparty that were reviewed by Seller; provided that the filing date of the Form 8-K that initially announces the Transaction shall be filed at least two Local Business Days prior to the Closing Date.

(g)	Waiver. The Counterparty shall waive any violation of its “bulldog clause” and any other restrictions that would be caused by Seller entering into this Transaction.

(h)	Disclosure. The Counterparty agrees to comply with applicable SEC guidance in respect of disclosure and the Counterparty shall preview with Seller all public disclosure relating to the Transaction and shall consult with Seller to ensure that such public disclosure, including the press release, Form 8-K or other filing that announces the Transaction adequately discloses the material terms and conditions of the Transaction and all material non-public information disclosed to Seller in connection with the Transaction, in form and substance reasonably acceptable to Seller, and shall be publicly filed no later than two Local Business Days prior to the Closing Date.

(i)	Listing. The Counterparty agrees to initially list, and maintain the listing of, the Shares on a national securities exchange; provided that, if the Shares are not initially listed, or cease to be listed, on a national securities exchange or upon the filing of a Form 25 (and, in each case, if the Counterparty fails to relist on such national securities exchange or list on a different national securities exchange within 10 calendar days) (following such 10 calendar day period, each a “Delisting Event”), Seller may accelerate the Valuation Date under this Confirmation by delivering notice to the Counterparty and shall be entitled to the Break-up Fees, which shall be due and payable immediately following the Valuation Date.

(j)	Regulatory Filings. Counterparty covenants that it will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction.

(k)	Regulation M and Target Approvals. Counterparty is not on the Trade Date and agrees and covenants on behalf of itself and Target that it and Target will not be on any date Seller is purchasing shares that may be included in a Pricing Date Notice, engaged or engaging in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not and shall cause Target to not, until the second scheduled trading day immediately following dates referenced in the preceding sentence, engage in any such distribution.

(l)	Investment Company Act. It is not and, after giving effect to the Transaction, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(m)	Other Agreements. Counterparty covenants and agrees that it has not and will not enter into any other OTC Equity Prepaid Forward Transactions or similar transaction(s) or agreement(s) with any other person(s) without the prior written consent of Seller during the term of this Confirmation.

(n)	Counterparty and Target shall not enter into, negotiate or exchange terms with any other party for any other Share Forward Transaction or any other similar arrangement during the term of this Transaction without the prior written consent of Seller.

(m)	No conflicts. The execution and delivery by the Counterparty and Target of, and the performance by the Counterparty and the Target of its obligations under, the Transaction and the Confirmation and the consummation of the transactions contemplated by the Confirmation, including the payments and share issuances hereunder, do not and will not result in any breach or violation of or constitute a default under (nor constitute any event which, with notice, lapse of time or both, would result in any breach or violation of or constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Counterparty, the Target or any of their respective subsidiaries pursuant to) (i) any provision of applicable law, (ii) the organizational documents of any of the Counterparty, the Target or any of their respective subsidiaries, (iii) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument binding upon the Counterparty, the Target or any of their respective subsidiaries, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Counterparty, the Target or any of their respective subsidiaries, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Counterparty or the Target of their respective obligations under the Confirmation, except as have been obtained. In addition, the Counterparty and Target covenant and agree not to enter into any agreement or other arrangement that would prohibit, restrict or otherwise prevent the Counterparty from performing its obligations hereunder, including the making of any payment or Share issuance to the Seller.

3.	Seller represents and warrants to, and covenants and agrees with Counterparty and Target as of the date on which it enters into the Transaction, that:

(a)	Regulatory Filings. Seller covenants that it will make all regulatory filings that it is required by law or regulation to make with respect to the Transaction including, without limitation, as may be required by Section 13 or Section 16 (if applicable) under the Exchange Act and, assuming the accuracy of Counterparty’s Repurchase Notices (as described under “Repurchase Notices” below), any sales of the Recycled Shares be in compliance therewith.

(b)	Eligible Contract Participant. Seller is an “eligible contract participant” under, and as defined in, the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3).

(c)	Tax Characterization. Seller shall treat the Transaction as a derivative financial contract for U.S. federal income tax purposes, and it shall not take any action or tax return filing position contrary to this characterization, except to the extent otherwise required by a “determination” within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended, or any similar provision of state, local or foreign law.

(d)	Private Placement. Seller (i) is an “accredited investor” as such term is defined in Regulation D as promulgated under the Securities Act, (ii) is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

(e)	Waiver of Incentive Shares. By entering into this Transaction, Seller hereby waives its right to receive Merger Consideration Incentive Shares, Incentive Shares and New Incentive Shares as described in the BCA.

Transactions by Seller in the Shares

(a)	Seller hereby waives the redemption rights (“Redemption Rights”) set forth in the Articles of Association in connection with the Business Combination with respect to the Recycled Shares only during the term of this Confirmation. Seller may sell or otherwise transfer, loan or dispose of any of the Shares or any other shares or securities of the Counterparty in one or more public or private transactions at any time.

(b)	No sale of Shares by Seller shall terminate all or any portion of this Confirmation (unless Seller issues a Shortfall Sale Notice within the deadlines contemplated in sections entitled Shortfall Sales above), and provided that Seller complies with all of its other obligations hereunder nothing contained herein shall limit any of Seller’s purchases and sales of Shares.

No Arrangements

Seller, Counterparty and Target each acknowledge and agree that: (i) there are no voting, hedging or settlement arrangements between or among Seller, Counterparty and Target with respect to any Shares or the Counterparty or Target, other than those set forth herein; (ii) although Seller may hedge its risk under the Transaction in any way Seller determines, Seller has no obligation to hedge with the purchase, sale or maintenance of any Shares or otherwise; (iii) Counterparty and Target will not be entitled to any voting rights in respect of any of the Shares underlying the Transaction; and (iv) Counterparty and Target will not seek to influence Seller with respect to the voting or disposition of any Shares.

Wall Street Transparency and Accountability Act

In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the ISDA Form, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the ISDA Form.

Address for Notices

Notice to Seller:

Meteora Capital, LLC

1200 N Federal Hwy, Ste 200

Boca Raton, FL 33432

Email: notices@meteoracapital.com

Notice to Counterparty:

Chenghe Acquisition Co.

38 Beach Road #29-11

South Beach Tower

Singapore

Attention:	Richard Qi Li
Email:	richard.li@chenghecap.com

Following the Closing of the Business Combination:

Semilux International Ltd.

4F., No.32, Keya Rd., Daya Dist., Taichung City, Taiwan

Attention:	Mr. Y.P. Chang, President
Email:	ypchang@tcog.com.tw

With a copy to:

Landi Law Firm

Attention:	Mr. Francis Chang
Email:	FC@landilawyer.com.tw

Other Provisions.

(a)	Rule 10b5-1.

(i)	Counterparty represents and warrants to Seller that Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) for the purpose of inducing the purchase or sale of such securities or otherwise in violation of the Exchange Act, and Counterparty represents and warrants to Seller that Counterparty has not entered into or altered, and agrees that Counterparty will not enter into or alter, any corresponding or hedging transaction or position with respect to the Shares.

(ii)	Counterparty agrees that it will not seek to control or influence Seller’s decision to make any “purchases or sales” under the Transaction, including, without limitation, Seller’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation and the Transaction under the federal securities laws, including without limitation, the prohibitions on manipulative and deceptive devices under the Exchange Act.

(iii)	Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a written trading plan for trading securities.. Without limiting the generality of the foregoing, Counterparty acknowledges and agrees that any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, including without limitation the prohibition on manipulative and deceptive devises under the Exchange Act and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(b)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares (other than in connection with a Counterparty equity compensation program (e.g., to fund taxes in connection with vested RSUs), promptly give Seller a written notice of such repurchase (a “Repurchase Notice”), provided that Counterparty agrees that this information does not constitute material non-public information; provided further if this information shall be material non-public information, it shall publicly disclosed immediately. Counterparty agrees to indemnify and hold harmless Seller and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Seller’s hedging activities as a consequence of remaining or becoming a Section 16 “insider” following the closing of the Business Combination, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Seller with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within thirty (30) days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing; provided, however, for the avoidance of doubt, Counterparty has no indemnification or other obligations with respect to Seller becoming a Section 16 “insider” prior to the closing of the Business Combination. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Seller with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Transfer or Assignment. The Seller may freely transfer or assign the rights and duties under this Confirmation. If at any time following the closing of the Business Combination at which (A) the Section 16 Percentage exceeds 9.9%, or (B) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clause (A) or (B), and “Excess Ownership Position”), Seller is unable to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms reasonably acceptable to Seller and within a time period reasonably acceptable to Seller such that no Excess Ownership Position exists, then Seller may designate any Local Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Seller so designates an Early Termination Date with respect to a portion of the Transaction, a portion of the Shares with respect to the Transaction shall be delivered to Counterparty as if the Early Termination Date was the Valuation Date in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, as determined by Seller, (A) the numerator of which is the number of Shares that Seller and each person subject to aggregation of Shares with Seller under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) of the Exchange Act) with Seller directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) (the “Seller Group” ) and (B) the denominator of which is the number of Shares outstanding.

The “Share Amount” as of any day is the number of Shares that Seller and any person whose ownership position would be aggregated with that of Seller and any group (however designated) of which Seller is a member (Seller or any such person or group, a “Seller Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Seller in its sole discretion.

The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting (other than on Schedule 13D or 13G) or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Seller Person, or could result in an adverse effect on a Seller Person, under any Applicable Restriction, as determined by Seller in its sole discretion, minus (B) 0.1% of the number of Shares outstanding.

(d)	Indemnification. Counterparty agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses (but not including financial losses to an Indemnified Person relating to the economic terms of the Transaction provided that the Counterparty performs its obligations under this Confirmation in accordance with its terms), claims, damages and liabilities (or actions in respect thereof) expenses (including reasonable attorney’s fees), joint or several, incurred by or asserted against such Indemnified Person arising out of, in connection with, or relating to, and to reimburse, within thirty (30) days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, whether arising out of any action between any of the Indemnified Parties and the Counterparty or between any of the Indemnified Parties and any third party, or otherwise) to which they or any of them may become subject under the Securities Act, the Exchange Act or any other statute or at common law or otherwise or under the laws of foreign countries, arising out of or based upon the Transaction, including the execution or delivery of this Confirmation, the performance by Counterparty of its obligations under the Transaction, any breach of any covenant, representation or warranty made by Counterparty in this Confirmation or the ISDA Form, regulatory filings and submissions made by or on behalf of the Counterparty related to the Transaction (other than as relates to any information provided in writing by or on behalf of Seller or its affiliates), or the consummation of the transactions contemplated hereby, including the Registration Statement or any untrue statement or alleged untrue statement of a material fact contained in any registration statement, press release, filings or other document, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Counterparty will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is related to the manner in which Seller sells, or arising out of any sales by Seller of, any Shares, including the Recycled Shares or found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Seller’s material breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from Seller’s willful misconduct, bad faith or gross negligence in performing the services that are subject of the Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold harmless any Indemnified Person, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Person as a result of such loss, claim, damage or liability. In addition (and in addition to any other Reimbursement of Legal Fees contemplated by this Confirmation), Counterparty will reimburse any Indemnified Person for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Person is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty also agrees that no Indemnified Person shall have any liability to Counterparty or any person asserting claims on behalf of or in right of Counterparty in connection with or as a result of any matter referred to in this Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty result from such Indemnified Person’s breach of any covenant, representation or other obligation in this Confirmation or the ISDA Form or from the gross negligence, willful misconduct or bad faith of the Indemnified Person or breach of any U.S. federal or state securities laws or the rules, regulations or applicable interpretations of the Commission. The provisions of this paragraph shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the ISDA Form or this Confirmation shall inure to the benefit of any permitted assignee of Seller.

(e)	Amendments to Equity Definitions.

(i)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Form with respect to that Issuer.”; and

(ii)	Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Seller will have the right, which it must exercise or refrain from exercising, as applicable, in good faith acting in a commercially reasonable manner, to cancel the Transaction,”;

(f)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(g)	Attorney and Other Fees. Subject to clause (d) Indemnification (above), in the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Confirmation or the Transaction, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

(h)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be (a) a “securities contract” as defined in the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (b) a “swap agreement” as defined in the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate, terminate and accelerate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the ISDA Form with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to otherwise constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(j)	Process Agent. For the purposes of Section 13(c) of the ISDA Form:

Seller appoints as its Process Agent: None

Counterparty appoints as its Process Agent: None.

[Signature page follows]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us at your earliest convenience.

Very truly yours,

Meteora Strategic Capital; Meteora Capital Partners, LP; and Meteora Select Trading Opportunities Master, LP

By:	/s/ Vikas Mittal
Name:	Vikas Mittal
Title:	Managing Member

Agreed and accepted by:

Chenghe Acquisition Co.

By:	/s/ Shibin Wang
Name:	Shibin Wang
Title:	Chief Executive Officer

Semilux International Ltd.

By:	/s/ Yung-Peng Chang
Name:	Yung-Peng Chang
Title:	Chairman of the Board

Schedule A

FORM OF PRICING DATE NOTICE

Date: [●], 2024

To: Chenghe Acquisition Co. (“Counterparty”)

Address:

Phone:

From: Meteora Strategic Capital, Meteora Capital Partners, LP, and Meteora Select Trading Opportunities Master, LP (collectively, “Seller”)

Re: OTC Equity Prepaid Forward Transaction

1. This Pricing Date Notice supplements, forms part of, and is subject to the Confirmation Re: OTC Equity Prepaid Forward Transaction dated as of [●], 2024 (the “Confirmation”) between Counterparty and Seller, as amended and supplemented from time to time. All provisions contained in the Confirmation govern this Pricing Date Notice except as expressly modified below.

2. The purpose of this Pricing Date Notice is to confirm certain terms and conditions of the Transaction entered into between Seller and Counterparty pursuant to the Confirmation.

Pricing Date: [●], 2024

Number of Recycled Shares: [●]

Number of Shares: [●]